Exhibit 99.1

FOR IMMEDIATE RELEASE
Investor Relations:
Jeff Priester
332-242-4370
investorrelations@carrols.com

Carrols Restaurant Group, Inc. Reports Financial Results for the Third Quarter 2023
Comparable restaurant sales growth of 8.2%, including positive traffic growth at our Burger King restaurants
Top-line strength helped deliver another quarter of improved profitability
Board declares regular quarterly dividend

SYRACUSE, N.Y. – (GLOBE NEWSWIRE) – November 9, 2023 – Carrols Restaurant Group, Inc. (“Carrols” or the “Company”) (Nasdaq: TAST), the largest BURGER KING® franchisee in the United States, today reported its financial results for the third quarter ended October 1, 2023.
Highlights for the Third Quarter of 2023 versus the Third Quarter of 2022 include:
•Total restaurant sales increased 7.2% to $475.8 million in the third quarter of 2023, compared to $444.0 million in the third quarter of 2022;
•Comparable restaurant sales for the Company’s Burger King® restaurants increased 8.1%;
•Comparable restaurant sales for the Company’s Popeyes® restaurants increased 11.7%;
•Adjusted EBITDA(1) totaled $41.9 million, compared to $17.7 million in the prior year quarter;
•Adjusted Restaurant-Level EBITDA(1) totaled $65.8 million, compared to $37.9 million in the prior year quarter;
•Net Income was $12.6 million, or $0.20 per diluted share, compared to a Net Loss of $8.7 million, or $0.17 per diluted share, in the prior year quarter;
•Adjusted Net Income(1) was $10.0 million, or $0.16 per diluted share, compared to Adjusted Net Loss of $7.3 million, or $0.14 per diluted share, in the prior year quarter; and
•Free Cash Flow(2) was $33.9 million, compared to Free Cash Flow of $14.0 million in the prior year quarter.
Management Commentary
Deborah Derby, President and Chief Executive Officer of Carrols, commented, “We are pleased to report yet another quarter of exceptional performance for Carrols, demonstrated by strong comparable sales growth at our Burger King and Popeyes restaurants, along with a 74% increase in our restaurant-level profitability. We were thrilled to achieve positive traffic growth at our Burger King restaurants earlier than anticipated, with great traction on recent product launches, such as the BK Royal Crispy Wraps, which significantly outperformed expectations in the third quarter. Equally important, we delivered continued improvement in our speed of service and guest satisfaction scores, as our team members worked hard to provide our guests with an excellent experience in our restaurants."

Derby continued, "During the quarter, we generated free cash flow of over $30 million, driving a reduction in our total net leverage ratio to 2.8 times. As we look to 2024 and beyond, we are focused on continuing the momentum of our strong results and positive traffic growth.”

Third Quarter 2023 Financial Results
Total restaurant sales were $475.8 million in the third quarter of 2023 compared to $444.0 million in the third quarter of 2022, both of which were 13-week periods.
Comparable restaurant sales for the Company’s Burger King restaurants increased 8.1% compared to a 4.9% increase in the prior year quarter.
Comparable restaurant sales for the Company’s Popeyes restaurants, which represented 5.0% of total restaurant sales in the third quarter of 2023, increased 11.7% compared to a 6.5% increase in the third quarter of 2022.
Adjusted Restaurant-Level EBITDA(1) was $65.8 million in the third quarter of 2023 compared to $37.9 million in the prior year period. Adjusted Restaurant-Level EBITDA margin improved to 13.8% of restaurant sales from 8.5% in the third quarter of 2022, primarily due to increased leverage from a higher average check and lower promotional discounting. Adjusted Restaurant-Level EBITDA in the third quarter of 2023 included a benefit from a new vendor agreement of $3.4 million in food, beverage and packaging costs, of which $2.3 million related to purchases in the first six months of 2023.
General and administrative expenses increased to $26.2 million in the third quarter of 2023 from $22.6 million in the prior year period, including stock compensation expense of $1.9 million and $0.9 million, respectively. The increase in the third quarter of 2023 was primarily due to incentive compensation accruals which were significantly lower in the prior year period.
Adjusted EBITDA(1) was $41.9 million in the third quarter of 2023 compared to $17.7 million in the third quarter of 2022. Due to the factors discussed above, Adjusted EBITDA margin increased to 8.8% of restaurant sales from 4.0% in the third quarter of 2022.
Income from operations was $23.4 million in the third quarter of 2023 compared to loss from operations of $3.5 million in the prior year quarter.
Interest expense decreased to $7.2 million in the third quarter of 2023 from $7.9 million in the third quarter of 2022 due to lower outstanding debt.
Net Income was $12.6 million in the third quarter of 2023, or $0.20 per diluted share, compared to a Net Loss of $8.7 million, or $0.17 per diluted share, in the prior year quarter. Net Income in the third quarter of 2023 included, among other items, $1.6 million in impairment and other lease charges, $3.6 million in other income, net, and a $1.3 million decrease in the valuation allowance for deferred taxes. Among other items, Net Loss in the third quarter of 2022 included $1.2 million in impairment and other lease charges, $1.4 million of executive transition, litigation and other professional expenses, $1.8 million of other income, net, and a $0.7 million increase in the valuation allowance for deferred taxes.
Adjusted Net Income(1) was $10.0 million in the third quarter of 2023, or $0.16 per diluted share, compared to an Adjusted Net Loss of $7.3 million, or $0.14 per diluted share, in the prior year quarter.
The Company had Free Cash Flow(2) in the third quarter of 2023 of $33.9 million compared to Free Cash Flow of $14.0 million in the prior year period.

Balance Sheet Update
The Company ended the third quarter of 2023 with cash and cash equivalents of $73.0 million and long-term debt (including current portion) and finance lease liabilities of $475.0 million. There were no revolving credit borrowings outstanding and $10.5 million of letters of credit issued under the Company’s $215.0 million revolving credit facility, leaving $204.5 million of borrowing availability as of October 1, 2023. Including the cash balance, the Company had $277.5 million of available liquidity at the end of the third quarter of 2023.

Looking Ahead
For the fourth quarter, the Company expects a strong finish to the year, with comparable restaurant sales increases at the Company's Burger King restaurants in the mid-single digits, aided by accelerating traffic growth. The Company anticipates achieving Adjusted EBITDA of approximately $145 million to $149 million for 2023. This equates to anticipated Adjusted EBITDA of approximately $28 million to $32 million in the fourth quarter.
In 2024, to help accelerate its organic growth, the Company plans to remodel approximately 45 Burger King restaurants. Similar to the benefits being leveraged for its 2023 remodels, the Company will avail itself of meaningful contributions from its franchisor through Burger King's Reclaim the Flame program for its 2024 remodels. While this will modestly increase the Company's overall capital expenditure level in 2024 compared to 2023, given its current earnings profile, the Company believes that this is an opportune time to take advantage of its franchisor's economic assistance to help accelerate the modernization and overall profitability of its Burger King restaurant portfolio.
This release includes forward-looking projections for certain non-GAAP financial measures, including comparable restaurant sales and Adjusted EBITDA. The Company excludes certain expenses and benefits from Adjusted EBITDA, such as the impact from impairment and other lease charges, acquisition costs, loss on extinguishment of debt, executive transition, litigation and professional expenses, stock compensation expense, other income or expense, interest expense, depreciation and amortization expense, and the provision (benefit) for income taxes. Due to the uncertainty and variability of the nature and amount of those expenses and benefits, the Company is unable without unreasonable effort to provide projections of net income or a reconciliation of projected net income to projected Adjusted EBITDA.
Initiation of Quarterly Dividend
The Board of Directors has authorized an initial regular quarterly dividend of $0.02 per share of common stock, totaling approximately $1.3 million. This dividend will be paid on December 15, 2023 to shareholders of record as of November 21, 2023.

Conference Call Today
Deborah M. Derby, President and Chief Executive Officer, Anthony E. Hull, Chief Financial Officer and Treasurer, and Gretta Miles, Controller and Assistant Treasurer, will host a conference call to discuss third quarter 2023 financial results at 8:30 a.m. (ET).
The conference call can be accessed live over the telephone by dialing 201-493-6779. A replay will be available three hours after the call and can be accessed by dialing 412-317-6671; the passcode is 13735444. The replay will be available until Thursday, November 23, 2023. Investors and interested parties may listen to a webcast of this conference call by visiting the Investor Relations page of the Company’s website located at www.carrols.com. The press release and related presentation slides will be accessible via the same website page prior to the scheduled call.
About the Company
Carrols is one of the largest restaurant franchisees in North America. It is the largest BURGER KING® franchisee in the United States, currently operating 1,020 BURGER KING® restaurants in 23 states as well as 60 POPEYES® restaurants in six states. Carrols has operated BURGER KING® restaurants since 1976 and POPEYES® restaurants since 2019. For more information, please visit the Company’s website at www.carrols.com.
Forward-Looking Statements
Except for the historical information contained in this news release, the matters addressed are forward-looking statements. Forward-looking statements, written, oral or otherwise made, represent Carrols’ expectation or belief concerning future events. Without limiting the foregoing, these statements are often identified by the words “may”, “might”, “believes”, “thinks”, “anticipates”, “plans”, “expects”, “intends” or similar expressions. In addition, expressions of our strategies, intentions, plans or guidance are also forward-looking statements. Such statements reflect management’s current views with respect to future events and are subject to risks and uncertainties, both known and unknown. You are cautioned not to place undue reliance on these forward-looking statements as there are important factors that could cause actual results to differ materially from those in forward-looking statements, many of which are beyond our control. Investors are referred to the full discussion of risks and uncertainties as included in Carrols’ filings with the Securities and Exchange Commission.
Footnotes
(1)Adjusted EBITDA, Adjusted Restaurant-Level EBITDA and Adjusted Net Income (Loss) are non-GAAP financial measures. Refer to the definitions and reconciliation of these measures to net income (loss) or to income (loss) from operations in the tables at the end of this release.
(2)Free Cash flow is a non-GAAP financial measure. Refer to the definition and reconciliation of this measure in the tables at the end of this release.

Carrols Restaurant Group, Inc.
Consolidated Statements of Operations
(In thousands, except per share amounts)

	(unaudited)
	Three Months Ended (a)		Nine Months Ended (a)
	October 1, 2023	October 2, 2022	October 1, 2023	October 2, 2022
Restaurant sales	$475,761	$443,961	1,406,146	1,285,382
Costs and expenses:
Food, beverage and packaging costs (b)	129,984	138,012	392,110	401,244
Restaurant wages and related expenses	153,712	148,838	455,305	439,773
Restaurant rent expense	32,207	31,244	96,221	93,487
Other restaurant operating expenses	74,685	70,237	217,528	204,676
Advertising expense	19,323	17,841	56,799	51,446
General and administrative expenses (c)(d)	26,165	22,572	76,493	65,416
Depreciation and amortization	18,291	19,284	55,568	58,897
Impairment and other lease charges	1,591	1,196	5,680	19,868
Other income, net (e)	(3,638)	(1,750)	(6,463)	(1,109)
Total costs and expenses	452,320	447,474	1,349,241	1,333,698
Income (loss) from operations	23,441	(3,513)	56,905	(48,316)
Interest expense	7,189	7,896	23,089	22,968
Income (loss) before income taxes	16,252	(11,409)	33,816	(71,284)
Provision (benefit) from income taxes	3,634	(2,712)	5,380	(14,842)
Net income (loss)	$12,618	$(8,697)	$28,436	$(56,442)

Basic and diluted net income (loss) per share (f)(g)	$0.20	$(0.17)	$0.44	$(1.11)
Basic weighted average common shares outstanding	51,560	50,805	51,506	50,690
Diluted weighted average common shares outstanding	62,828	50,805	62,124	50,690

(a)The Company uses a 52 or 53 week fiscal year that ends on the Sunday closest to December 31. The three and nine months ended October 1, 2023 and October 2, 2022 each included thirteen and thirty-nine weeks, respectively.
(b)Food, beverage and packaging costs in the third quarter of 2023 included a benefit from a new vendor agreement of $3.4 million, of which $2.3 million related to purchases in the first six months of 2023.
(c)General and administrative expenses include certain executive transition, litigation and other professional expenses of $0.3 million and $1.4 million for the three months ended October 1, 2023 and October 2, 2022, respectively, and $1.2 million and $3.8 million for the nine months ended October 1, 2023 and October 2, 2022, respectively.
(d)General and administrative expenses include stock-based compensation expense of $1.9 million and $0.9 million for the three months ended October 1, 2023 and October 2, 2022, respectively, and $4.0 million and $3.8 million for the nine months ended October 1, 2023 and October 2, 2022, respectively.
(e)The three months ended October 1, 2023 included other income, net, of $3.6 million, which was comprised of a settlement with Burger King Corporation under the territorial rights provision of our franchise agreement of $4.3 million and a loss on disposal of assets of $0.6 million. The nine months ended October 1, 2023 included other income, net, of $6.5 million, which was comprised of a settlement with Burger King Corporation under the territorial rights provision of our franchise agreement of $4.3 million, net gains from insurance recoveries of $1.8 million, a gain of $0.8 million from the derecognition of a lease financing obligation associated with a prior sale leaseback transaction, a gain of $0.4 million from a sale leaseback transaction, a gain from condemnation of a property of $0.3 million and a loss on disposal of assets of $1.0 million. The three months ended October 2, 2022 included other income, net, of $1.8 million which was comprised of a loss on sale leaseback transactions of $0.5 million and a gain from a settlement with a vendor of $2.5 million. The nine months ended October 2, 2022 included other income, net, of $1.1 million which was comprised of a loss on disposal of assets of $1.0 million and a gain from a settlement with a vendor of $2.5 million.
(f)In periods presented with a loss, basic net income (loss) per share was computed without attributing any loss to preferred stock and non-vested restricted shares as losses are not allocated to participating securities under the two-class method.
(g)Diluted net income (loss) per share was computed including shares issuable for convertible preferred stock and non-vested shares and stock units unless their effect would have been anti-dilutive for the periods presented.

Carrols Restaurant Group, Inc.
Supplemental Information
The following table sets forth certain unaudited supplemental financial and other data for the periods indicated (in thousands, except number of restaurants, percentages and average weekly sales per restaurant):

	(unaudited)
	Three Months Ended (a)		Nine Months Ended (a)
	October 1, 2023	October 2, 2022	October 1, 2023	October 2, 2022
Revenue:
Burger King restaurant sales	$451,892	$421,853	$1,334,949	$1,219,440
Popeyes restaurant sales	23,869	22,108	71,197	65,942
Total revenue	$475,761	$443,961	$1,406,146	$1,285,382
Change in Comparable Burger King Restaurant Sales (b)	8.1%	4.9%	10.0%	3.2%
Change in Comparable Popeyes Restaurant Sales (b)	11.7%	6.5%	10.9%	3.5%

Average Weekly Sales per Burger King Restaurant (c)	$34,343	$31,735	$33,683	$30,544
Average Weekly Sales per Popeyes Restaurant (c)	$30,175	$26,157	$29,160	$26,011

Adjusted Restaurant-Level EBITDA (d)	$65,850	$37,873	$188,187	$94,929
Adjusted Restaurant-Level EBITDA margin (d)	13.8%	8.5%	13.4%	7.4%

Adjusted EBITDA (d)	$41,871	$17,677	$116,881	$37,087
Adjusted EBITDA margin (d)	8.8%	4.0%	8.3%	2.9%

Adjusted Net Income (Loss) (d)	$9,988	$(7,291)	$27,004	$(33,257)
Adjusted Diluted Net Income (Loss) per share (d)	$0.16	$(0.14)	$0.43	$(0.66)

Number of Burger King restaurants:
Restaurants at beginning of period	1,019	1,023	1,022	1,026
New restaurants (including offsets)	—	1	—	4
Restaurants closed (including offsets)	—	(2)	(3)	(8)
Restaurants at end of period	1,019	1,022	1,019	1,022
Average number of operating Burger King restaurants	1,012.2	1,022.8	1,016.2	1,023.8

Number of Popeyes restaurants:
Restaurants at beginning of period	62	65	65	65
Restaurants closed (including offsets)	(1)	—	(4)	—
Restaurants at end of period	61	65	61	65
Average number of operating Popeyes restaurants	60.8	65.0	62.6	65.0
(a)The Company uses a 52 or 53 week fiscal year that ends on the Sunday closest to December 31. The three and nine months ended October 1, 2023 and October 2, 2022 each included thirteen and thirty-nine weeks, respectively.
(b)Restaurants are generally included in comparable restaurant sales 12 months after their acquisition. Sales from newly developed restaurants are included in comparable restaurant sales after they have been open for 15 months. The calculation of changes in comparable restaurant sales is based on a comparison to the comparable thirteen or thirty-nine week period 52-weeks prior.
(c)Average weekly sales per restaurant are derived by dividing restaurant sales for the thirteen or thirty-nine week period by the average number of restaurants operating during such period.
(d)EBITDA, Adjusted Restaurant-Level EBITDA, Adjusted Restaurant-Level EBITDA margin, Adjusted EBITDA, Adjusted EBITDA margin, Adjusted Net Income (Loss) and Adjusted Diluted Net Income (Loss) per share are non-GAAP financial measures and may not necessarily be comparable to other similarly titled captions of other companies due to differences in methods of calculation. Refer to the Company’s reconciliation of net income (loss) to EBITDA, Adjusted EBITDA, Adjusted Net Income (Loss) and to the Company’s reconciliation of income (loss) from operations to Adjusted Restaurant-Level EBITDA for further detail. Both Adjusted EBITDA margin and Adjusted Restaurant-Level EBITDA margin are calculated as a percentage of restaurant sales. Adjusted Diluted Net Income (Loss) per share is calculated based on Adjusted Net Income (Loss) and reflects the dilutive impact of shares, where applicable.

Carrols Restaurant Group, Inc.
Reconciliation of Non-GAAP Measures
(In thousands)

	(unaudited)
	Three Months Ended (a)		Nine Months Ended (a)
	October 1, 2023	October 2, 2022	October 1, 2023	October 2, 2022
Reconciliation of EBITDA and Adjusted EBITDA: (b)
Net income (loss)	$12,618	$(8,697)	$28,436	$(56,442)
Provision (benefit) from income taxes	3,634	(2,712)	5,380	(14,842)
Interest expense	7,189	7,896	23,089	22,968
Depreciation and amortization	18,291	19,284	55,568	58,897
EBITDA	41,732	15,771	112,473	10,581
Impairment and other lease charges	1,591	1,196	5,680	19,868
Stock-based compensation expense	1,870	940	3,969	3,817
Pre-opening costs (c)	—	84	4	173
Executive transition, litigation and other professional expenses (d)	316	1,436	1,218	3,757
Other income, net (e)(f)	(3,638)	(1,750)	(6,463)	(1,109)
Adjusted EBITDA	$41,871	$17,677	$116,881	$37,087

Reconciliation of Adjusted Restaurant-Level EBITDA: (b)
Income (loss) from operations	$23,441	$(3,513)	$56,905	$(48,316)
Add:
General and administrative expenses	26,165	22,572	76,493	65,416
Pre-opening costs (c)	—	84	4	173
Depreciation and amortization	18,291	19,284	55,568	58,897
Impairment and other lease charges	1,591	1,196	5,680	19,868
Other income, net (e)(f)	(3,638)	(1,750)	(6,463)	(1,109)
Adjusted Restaurant-Level EBITDA	$65,850	$37,873	$188,187	$94,929

Reconciliation of Adjusted Net Income (Loss): (b)
Net income (loss)	$12,618	$(8,697)	$28,436	$(56,442)
Add:
Impairment and other lease charges	1,591	1,196	5,680	19,868
Pre-opening costs (c)	—	84	4	173
Executive transition, litigation and other professional expenses (d)	316	1,436	1,218	3,757
Other income, net (e)(f)	(3,638)	(1,750)	(6,463)	(1,109)
Income tax effect on above adjustments (g)	433	(242)	(110)	(5,672)
Change in valuation allowance for deferred taxes (h)	(1,332)	682	(1,761)	6,168
Adjusted Net Income (Loss)	$9,988	$(7,291)	$27,004	$(33,257)
Adjusted diluted net income (loss) per share (i)	$0.16	$(0.14)	$0.43	$(0.66)
Diluted weighted average common shares outstanding	62,828	50,805	62,124	50,690
(a)The Company uses a 52 or 53 week fiscal year that ends the Sunday closest to December 31. The three and nine months ended October 1, 2023 and October 2, 2022 each included thirteen and thirty-nine weeks, respectively.
(b)Within this press release, we make reference to EBITDA, Adjusted EBITDA, Adjusted Restaurant-Level EBITDA and Adjusted Net Income (Loss) which are non-GAAP financial measures. EBITDA represents net income (loss) before income taxes, interest expense and depreciation and amortization. Adjusted EBITDA represents EBITDA as adjusted to exclude impairment and other lease charges, stock-based compensation expense, restaurant pre-opening costs, executive transition, non-recurring litigation and other professional expenses, and other income, net. Adjusted Restaurant-Level EBITDA represents income (loss) from operations as adjusted to exclude general and administrative expenses, pre-opening costs, depreciation and amortization, impairment and other lease charges and other income, net. Adjusted Net Income (Loss) represents net income (loss) as adjusted, net of tax, to exclude impairment and other lease charges, restaurant pre-opening costs, executive transition, non-recurring litigation and other professional expenses, other income, net, and deferred tax valuation allowance changes.
Adjusted EBITDA, Adjusted Restaurant-Level EBITDA and Adjusted Net Income (Loss) are presented because the Company believes that they provide a more meaningful comparison than EBITDA and net income (loss) of its core business operating results, as well as with those of other similar companies. Additionally, Adjusted Restaurant-Level EBITDA is presented because it excludes restaurant pre-opening costs, other income, net, and the impact of general and administrative expenses such as salaries and expenses associated with corporate and administrative functions that support the development and operations of our restaurants, legal, auditing and other professional fees. Although these costs are not directly related to restaurant-level operations, these expenses are necessary for the profitability of our restaurants. Management believes that Adjusted EBITDA, Adjusted Restaurant-Level EBITDA and Adjusted Net Income (Loss), when viewed with the Company’s results of operations in accordance with U.S. GAAP and the accompanying reconciliations in the table above, provide useful information about operating performance and period-over-period growth, and provide additional information that is useful for evaluating the operating performance of the Company’s core business without regard to potential distortions. Additionally, management believes that Adjusted EBITDA and Adjusted Restaurant-Level EBITDA permit investors to gain an understanding of the factors and trends affecting our ongoing cash earnings, from which capital investments are made and debt is serviced.
However, EBITDA, Adjusted EBITDA, Adjusted Restaurant-Level EBITDA and Adjusted Net Income (Loss) are not measures of financial performance or liquidity under U.S. GAAP and, accordingly, should not be considered as alternatives to net income (loss) from operations or cash flow from operating activities as indicators of operating performance or liquidity. Also, these measures may not be comparable to similarly titled captions of other companies. The tables above provide reconciliations between net income (loss) and EBITDA, Adjusted EBITDA and Adjusted Net Income (Loss) and between income (loss) from operations and Adjusted Restaurant-Level EBITDA.
(c)Pre-opening costs for the three months ended October 1, 2023 and the nine months ended October 1, 2023 and October 2, 2022 include training, labor and occupancy costs incurred during the construction of new restaurants.
(d)Executive transition, litigation and other professional expenses for the three and nine months ended October 1, 2023 include executive recruiting and transition costs and other non-recurring professional expenses. Executive transition, litigation and other professional expenses for the three and nine months ended October 2, 2022 include executive recruiting and severance costs, costs pertaining to an ongoing lawsuit with one of the Company’s former vendors and other non-recurring professional expenses.
(e)The three months ended October 1, 2023 included other income, net, of $3.6 million, which was comprised of a settlement with Burger King Corporation under the territorial rights provision of our franchise agreement of $4.3 million, and a loss on disposal of assets of $0.6 million. The nine months ended October 1, 2023 included other income, net, of $6.5 million, which was comprised of a settlement with Burger King Corporation under the territorial rights provision of our franchise agreement of $4.3 million, net gains from insurance recoveries of $1.8 million, a gain of $0.8 million from the derecognition of a lease financing obligation associated with a prior sale leaseback transaction, a gain of $0.4 million from a sale leaseback transaction, a gain from condemnation of a property of $0.3 million and a loss on disposal of assets of $1.0 million.
(f)The three months ended October 2, 2022 included other income, net, of $1.8 million which was comprised of a loss on sale leaseback transactions of $0.5 million and a gain from a settlement with a vendor of $2.5 million. The nine months ended October 2, 2022 included other income, net, of $1.1 million which was comprised of a loss on disposal of assets of $1.0 million and a gain from a settlement with a vendor of $2.5 million.
(g)The income tax effect related to the adjustments to Adjusted Net Income (Loss) was calculated using an incremental income tax rate of 25% for the three and nine months ended October 1, 2023 and October 2, 2022.
(h)Reflects the change in the valuation allowance on all our net deferred taxes for the three and nine months ended October 1, 2023 and October 2, 2022.
(i)Adjusted diluted net income (loss) per share is calculated based on Adjusted Net Income (Loss) and the dilutive weighted average common shares outstanding for the respective periods, where applicable.

Carrols Restaurant Group, Inc.
Reconciliation of Non-GAAP Measures
(In thousands)

	(unaudited)
	Three Months Ended (a)		Nine Months Ended (a)
	October 1, 2023	October 2, 2022	October 1, 2023	October 2, 2022
Reconciliation of Free Cash Flow: (b)
Net cash provided by (used for) operating activities	$51,214	$20,891	$103,712	$(2,142)
Net cash used for investing activities	(17,284)	(6,929)	(30,771)	(28,766)
Total Free Cash Flow	$33,930	$13,962	$72,941	$(30,908)

	At 10/1/2023	At 1/1/2023	At 10/2/2022
Long-term debt and finance lease liabilities (c)	$474,982	$492,951	$492,258
Cash and cash equivalents	73,020	18,364	3,237

Net Debt (d)	401,962	474,587	489,021
Senior Secured Net Debt (e)	101,962	174,587	189,021
Total Net Debt Leverage Ratio (f)	2.78x	7.14x	8.67x
Senior Secured Net Debt Leverage Ratio (g)	0.70x	2.63x	3.35x

(a)The Company uses a 52 or 53 week fiscal year that ends the Sunday closest to December 31. The three and nine months ended October 1, 2023 and October 2, 2022 each included thirteen and thirty-nine weeks, respectively.
(b)Free Cash Flow is a non-GAAP financial measure and may not necessarily be comparable to other similarly titled captions of other companies due to differences in methods of calculation. Free Cash Flow is defined as cash provided by operating activities less cash used for investing activities. Management believes that Free Cash Flow, when viewed with the Company’s results of operations in accordance with U.S. GAAP and the accompanying reconciliations in the table above, provides useful information about the Company’s cash flow for liquidity purposes and to service the Company’s debt. However, Free Cash Flow is not a measure of liquidity under U.S GAAP, and, accordingly should not be considered as an alternative to the Company’s consolidated statements of cash flows and net cash provided by operating activities, net cash used for investing activities and net cash provided by financing activities as indicators of liquidity or cash flow. Free Cash Flow for the three months ended October 1, 2023 and October 2, 2022 is derived from the Company’s consolidated statements of cash flows for the respective nine month periods to be presented in the Company’s Interim Condensed Consolidated Financial Statements in its Form 10-Q for the period ended October 1, 2023 and the Company’s consolidated statements of cash flows for the previously reported six month periods ended July 2, 2023 and July 3, 2022 contained in the Company’s Form 10-Q for the period ended July 2, 2023.
(c)Long-term debt and finance lease liabilities for the periods presented includes current portion and excludes deferred financing costs and original issue discount. At October 1, 2023, long-term debt and finance liabilities included $164,438 of outstanding Term B loans, $300,000 of 5.875% Senior Notes due 2029, $10,544 of finance lease liabilities and no outstanding revolver borrowings under the Company’s senior credit facilities. Long-term debt and finance lease liabilities at January 1, 2023 included $167,625 of outstanding Term B loans and $12,500 outstanding revolving borrowings under the Company’s senior credit facilities, $300,000 of 5.875% Senior Notes due 2029 and $12,826 of finance lease liabilities. Long-term debt and finance lease liabilities at October 2, 2022 included $168,688 of Term B loans and $10,000 of outstanding revolving borrowings under the Company’s senior credit facilities, $300,000 of 5.875% Senior Notes due 2029 and $13,570 of finance lease liabilities.
(d)Net Debt represents total long-term debt and finance lease liabilities less cash and cash equivalents.
(e)Senior Secured Net Debt represents total Net Debt less $300 million of unsecured 5.875% Senior Notes, due 2029.
(f)Represents the Company’s Total Net Debt Leverage Ratio as calculated in accordance with its senior credit facilities at each date presented.
(g)Represents the Company’s Senior Secured Net Debt Leverage Ratio as calculated in accordance with its senior credit facilities at each date presented.